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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 10, 2000, except for the information set forth under "Recapitalization Plan" included in Note 1, as to which the date is
     , 2001, in the Registration Statement (Amendment No. 2 to Form S-1
No. 333-49814) and related Prospectus of General Maritime Corporation the registration of 7,000,000 shares of its common stock.

                                          ERNST & YOUNG LLP

New York, New York

    The foregoing consent is in the form that will be signed upon the completion of the recapitalization and legal entity reorganization described in Note 1 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

May 22, 2001